Exhibit 99.1

October 9, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES SHAREHOLDER APPROVAL OF MERGER WITH VALLEY BANCORP

LAS VEGAS, NV - (MARKET WIRE) - October 9, 2006- Community Bancorp (NASDAQ: CBON), the holding company for Community Bank of Nevada and Cactus Commerce Bank (Arizona), announced today that its shareholders approved the pending merger of Valley Bancorp with and into Community Bancorp at a special shareholder meeting. Both holding companies are in headquartered in Las Vegas, Nevada. In addition, the Community Bancorp shareholders approved the increase of Community Bancorp authorized shares of common stock from 10,000,000 to 30,000,000.

“With all the necessary regulatory approvals, we are moving forward to finalizing this transaction this month”, stated Edward M. Jamison, Chairman, President and Chief Executive Officer of Community Bancorp. “We are very excited about combining these two stellar financial institutions into one.”

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV with $1.0 billion in assets as of June 30, 2006. Through our current 9 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank of Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small and medium sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas and Maricopa County markets, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.